GAM Funds, Inc.
Transactions Effected Pursuant to Rule 10f-3
Quarter Ended: June 30, 2002
Name of Fund:	GAM International Fund	GAM Europe Fund
Name of Security:	Intertek Testing Services	Intertek Testing Services
Registration under Securities Act of 1933 [10f-3(a)(1)(i)], eligible foreign offering or eligible 144A?	Yes	Yes
Time of Acquisition
- Date First Offered	5/24/02	5/24/02
- Date of Fund's subscription	5/24/02	5/24/02
- Date of IPO	5/24/02	5/24/02

Reasonableness of Spread
- Offering Price Per Unit	GBP 4.00	GBP 4.00
- Amount of Spread: Gross Spread	3.75%	3.75%
Selling Concession	2.25%	2.25%
- Spread

Issuer in Continuous Operation at Least Three Years? [10f-3(c)]	Yes	Yes

Amount Purchased by Fund
- Total Units Offered	9,828,300,000	9,828,300,000
- Purchase Price per Unit	GBP 4.00	GBP 4.00
- Total Units Purchased	154,500	19,500
- Total Purchase Price	GBP 618,000	GBP 78,000
- Percentage of Offering Purchased	Less than 1%	Less than 1%
- Any Shares Purchased by Other Funds in family?	Yes	Yes

From Whom Purchased
- Selling Dealer(s)	Salomon Brothers Int'l	Salomon Brothers Int'l
- Affiliate of the Fund	UBS	UBS